EXHIBIT 99.1

Fannie Mae Debt Outstanding1
2003 through June 30, 2006

Debt Outstanding (in millions)_________	12/31/03	12/31/04	12/31/05	6/30/06
Discount Notes	$137,528	$143,455	$92,924	$96,409
Benchmark Bills	191,315	157,501	75,000	75,500
FX Discount Notes	1,540	7,630	1,818	2,005
Other Short Term [2]	15,622	11,737	2,799	1,415

Total Short Term	$346,005	$320,323	$172,541	$175,329
Short term debt average maturity (in days)	100	61	66	69

Benchmark Notes & Bonds	$282,602	$267,091	$266,295	$255,781
Callable Benchmark Notes	44,250	31,250	22,370	20,370
Subordinated Benchmark Notes	12,500	12,500	12,500	11,000
Other Callable & Noncallable Notes & Bonds [3,4]	281,601	323,863	292,538	329,225

Total Long Term	$620,953	$634,704	$593,703	$616,376
Long term debt average maturity (in months)	54	47	48	51

Total Debt Outstanding	$966,958	$955,027	$766,244	$791,705
Total debt average maturity (in months)	36	32	38	40

Numbers presented in this report are subject to change as a result of the ongoing re-audit and restatement of Fannie Mae’s financial statements for 2003 and 2004 and the preparation and completion of Fannie Mae’s 2005 and 2006 financial statements and the required audits.

Notes:

1/ Reported amounts represent the unpaid principal balance at each reporting period or, in the case of the long-term zero coupon bonds, at maturity. Unpaid principal balance does not reflect the effect of currency adjustments, debt basis adjustments, and amortization of discounts, premiums, and issuance costs. Previously reported amounts have been revised to conform to the current period presentation.

2/ Other Short Term includes coupon-bearing short-term notes, dollar rolls, overnight Fed funds, Benchmark repos, investment agreements, and LIP security lending.

3/ Other Callable & Noncallable Notes & Bonds includes all long-term non-Benchmark Securities such as globals, zero-coupon securities, medium-term notes, Final Maturity Amortizing Notes, and other long-term debt securities.

4/ Unamortized discounts and issuance costs of long-term zero coupon bonds are approximately $10.8 billion at December 31, 2003, $10.4 billion at December 31, 2004, $9.9 billion at December 31, 2005, and $10.6 billion at June 30, 2006.